EXHIBIT A

                         JOINT FILING AGREEMENT


     This JOING FILING AGREEMENT (this "Agreement") is made and entered into as of this 29th day of December, 2010, by and among Matthew Brand, Charles K. Kellogg and Lee Kellogg (the "Parties").

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Parties agree to prepare jointly and file timely (or otherwise deliver as appropriate) all filings on Schedule 13D and Schedule 13G (the "Filings") required to be filed by them pursuant to Section 13(d) of 13(g) under the Exchange Act with respect to their respective ownership of any securities of Familymeds Group, Inc. that are required to be reported on any Filings. The Parties agree that any such Filing shall be filed on behalf of each of them. Each of the Parties further agrees and covenants to the other Parties that it will fully cooperate with such other Parties in the preparation and timely filing (and other delivery) of all such Filings.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the first date set forth above.

				By: /s/ Matthew Brand
				____________________________
					Matthew Brand


				By: /s/ Charles K. Kellogg
				____________________________
					Charles K. Kellogg


				By: /s/ Lee Kellogg
				____________________________
					Lee Kellogg